Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER 2017 RESULTS

— Surpassed $4 Billion in Total Assets

WARSAW, N.Y., October 24, 2017 – Financial Institutions, Inc. (NASDAQ: FISI), today reported financial and operational results for the third quarter ended September 30, 2017. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC (“Scott Danahy Naylon” or “SDN”) and Courier Capital, LLC (“Courier Capital”).

Net income for the quarter was $8.3 million, compared to $6.2 million for the second quarter of 2017 and $8.5 million for the third quarter of 2016. After preferred dividends, net income available to common shareholders was $7.9 million, or $0.52 per diluted share (“EPS”), compared to $5.9 million, or $0.40 per diluted share, for the second quarter of 2017 and $8.1 million, or $0.56 per diluted share, for the third quarter of 2016.

President and Chief Executive Officer Martin K. Birmingham stated, “It was a good quarter for our Company and we made significant progress on key initiatives. We sold nearly 500,000 shares of common stock under our ongoing at-the-market equity offering (“ATM Offering”), generating approximately $13.0 million of net proceeds. The capital raised through the offering positions us to continue to take advantage of growth opportunities in our geographic footprint. In late August, we acquired the assets of a Buffalo-area wealth management firm, furthering our strategy to increase fee-based noninterest income and diversify revenues. This bolt-on acquisition increases Courier Capital’s total assets under management to approximately $1.6 billion and expands its client base in Western New York.

“We are also pleased to announce that we have achieved the important milestone of surpassing $4 billion in total assets. This accomplishment was achieved through the collective performance of our team and the successful execution of our strategic plan.”

Chief Financial Officer Kevin B. Klotzbach added, “We continued to generate loan growth in the third quarter of 2017 — total loans were 3.9% higher than the prior quarter, including 4.7% growth in commercial mortgage loans, 5.3% growth in commercial business loans and 3.7% growth in consumer indirect loans. In a challenging interest rate environment, we maintained a stable net interest margin. Our margin of 3.17% in the third quarter was one basis point lower than the prior quarter, primarily as a result of the higher cost of short-term borrowings.

“We are pleased with the progress made to date on our ATM offering. The issuance of common stock has positively impacted our tangible common equity to tangible assets ratio; however, it also negatively impacted EPS by approximately two cents in the quarter.”

Third Quarter 2017 Highlights:

Net interest income of $28.4 million increased $2.4 million, or 9.2%, as compared to the third quarter of 2016

Noninterest income of $8.6 million was $35 thousand, or 0.4%, higher than the third quarter of 2016

Excluding the net gain on investment securities from both periods, noninterest income was $8.4 million, 3.4% higher than the third quarter of 2016

Total interest-earning assets, assets, loans and deposits all reached record-high levels at quarter-end:

Total interest-earning assets increased $115.3 million during the quarter, to $3.71 billion

Total assets increased $130.1 million during the quarter, to $4.02 billion

Total loans increased $99.4 million during the quarter, to $2.62 billion

Total deposits increased $149.0 million during the quarter, to $3.28 billion

The Company declared a quarterly cash dividend of $0.21 per common share, which represented a 2.89% annualized dividend yield as of September 30, 2017, and a return of 40% of third quarter net income to common shareholders

The Company made significant progress on its priority to grow Five Star Bank’s residential mortgage lending business

The Company continued its ATM Offering and sold 498,038 common shares, generating $13.5 million of gross proceeds ($13.0 million of net proceeds)

Courier Capital acquired the assets of Robshaw & Julian Associates, a Western New York investment advisory firm

“At-The-Market” Offering of Common Stock

On May 30, 2017, the Company announced an ATM Offering program under which it may sell up to $40 million of its common stock. The Company expects to use the net proceeds of this offering to support organic growth and other general corporate purposes, including contributing capital to its banking subsidiary, Five Star Bank. To date, the Company has sold 1,069,635 shares of its common stock under this program at a weighted average price of $29.01, representing gross proceeds of $31.0 million. Net proceeds received were $29.7 million.

Acquisition of Robshaw & Julian Associates

On August 31, 2017, Courier Capital acquired the assets of Robshaw & Julian Associates, Inc., an investment advisor based in Williamsville, New York. The firm’s assets under management (“AUM”) totaled approximately $175 million, increasing Courier Capital’s AUM after closing to approximately $1.6 billion. The prior owners of the firm have been named officers of Courier Capital, where they are expected to continue to manage their portfolios.

Net Interest Income and Net Interest Margin

Net interest income was $28.4 million for the third quarter of 2017, $1.0 million higher than the second quarter of 2017 and $2.4 million higher than the third quarter of 2016.

Average interest-earning assets for the quarter were $3.67 billion, $111.7 million higher than the second quarter of 2017 and $351.4 million higher than the third quarter of 2016. The primary driver of the increase was organic loan growth.

Third quarter 2017 net interest margin was 3.17%, one basis point lower than the second quarter of 2017 and six basis points lower than the third quarter of 2016. Net interest margin has been negatively impacted by a flattening of the yield curve and higher short-term borrowing costs.

Noninterest Income

Noninterest income was $8.6 million for the third quarter of 2017 as compared to $9.3 million in the second quarter of 2017 and $8.5 million in the third quarter of 2016.

Excluding the net gain on investment securities from all periods, noninterest income was $8.4 million in the third quarter of 2017, $733 thousand lower than $9.1 million in the second quarter of 2017, and $277 thousand higher than $8.1 million in the third quarter of 2016.

Lower noninterest income in the third quarter of 2017 as compared to the second quarter of 2017 was primarily the result of a second quarter non-recurring $1.2 million non-cash fair value adjustment of contingent consideration liability relating to SDN. Partially offsetting this decrease was a $355 thousand increase in insurance income due to the timing of customer renewals.

Higher noninterest income in the third quarter of 2017 as compared to the third quarter of 2016 was primarily the result of a $171 thousand increase in investment advisory income and the recognition of a $127 thousand fair value adjustment to our derivative financial instruments.

Noninterest Expense

Noninterest expense was $22.5 million for the third quarter of 2017 as compared to $23.9 million in the second quarter of 2017 and $20.6 million in the third quarter of 2016.

Noninterest expense decreased from the second quarter of 2017 primarily as a result of a second quarter non-recurring $1.6 million non-cash goodwill impairment charge relating to SDN.

The increase in noninterest expense as compared to the third quarter of 2016 was primarily the result of higher salaries and employee benefits, occupancy and equipment expenses, and computer and data processing expenses related to our organic growth initiatives.

Income Taxes

Income tax expense was $3.5 million for the third quarter of 2017 as compared to $2.7 million in the second quarter of 2017 and $3.5 million in the third quarter of 2016. The effective tax rate was 29.5% for the third quarter of 2017, 30.5% in the second quarter of 2017, and 29.5% in the third quarter of 2016. The higher effective tax rate in the second quarter of 2017 was a result of the $1.6 million non-cash goodwill impairment charge, partially offset by the $1.2 million non-cash fair value adjustment of contingent consideration liability, both of which were non-taxable adjustments related to our 2014 acquisition of SDN.

Balance Sheet and Capital Management

Total assets were $4.02 billion at September 30, 2017, up $130.1 million from $3.89 billion at June 30, 2017, and up $311.3 million from $3.71 billion at December 31, 2016. The increases were primarily the result of loan growth funded by deposit growth.

Total loans were $2.62 billion at September 30, 2017, up $99.4 million, or 3.9%, from June 30, 2017, and up $276.1 million, or 11.8%, from December 31, 2016.

Commercial business loans totaled $419.4 million, up $21.1 million, or 5.3%, from June 30, 2017, and up $69.9 million, or 20.0%, from December 31, 2016.

Commercial mortgage loans totaled $758.0 million, up $33.9 million, or 4.7%, from June 30, 2017, and up $87.9 million, or 13.1%, from December 31, 2016.

Residential real estate loans totaled $446.0 million, up $14.0 million, or 3.2%, from June 30, 2017, and up $18.1 million, or 4.2%, from December 31, 2016.

Consumer indirect loans totaled $857.5 million, up $30.8 million, or 3.7%, from June 30, 2017, and up $105.1 million, or 14.0%, from December 31, 2016.

Total deposits were $3.28 billion at September 30, 2017, an increase of $149.0 million from June 30, 2017, and an increase of $286.3 million from December 31, 2016. The increase from June 30, 2017, was primarily due to public deposit seasonality. The increase from December 31, 2016, was primarily the result of successful business development efforts in both municipal and retail banking. Public deposit balances represented 28% of total deposits at September 30, 2017, compared to 27% at June 30, 2017, and 27% at December 31, 2016. Nonpublic deposits increased 2.7% from June 30, 2017, and 7.5% from December 31, 2016.

Short-term borrowings were $310.8 million at September 30, 2017, down $36.7 million from June 30, 2017, and down $20.7 million from December 31, 2016. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $366.0 million at September 30, 2017, compared to $347.6 million at June 30, 2017, and $320.1 million at December 31, 2016. Common book value per share was $22.31 at September 30, 2017, an increase of $0.47 or 2.2% from $21.84 at June 30, 2017, and an increase of $1.49 or 7.2% from $20.82 at December 31, 2016. The increases in shareholders’ equity and common book value per share are attributable to common stock issued through our ATM Offering plus net income less dividends paid, net of the change in unrealized gain (loss) on investment securities.

During the third quarter 2017, the Company declared a common stock dividend of $0.21 per common share. The third quarter 2017 dividend returned 40% of third quarter net income to common shareholders.

Regulatory capital ratios at September 30, 2017, were higher than the prior quarter and prior year due to increased capital as a result of the recent ATM Offering:

Leverage Ratio was 7.91%, compared to 7.70% and 7.36% at June 30, 2017, and December 31, 2016, respectively.

Common Equity Tier 1 Ratio was 10.09%, compared to 9.86% and 9.59% at June 30, 2017, and December 31, 2016, respectively.

Tier 1 Risk-Based Capital was 10.69%, compared to 10.48% and 10.26% at June 30, 2017, and December 31, 2016, respectively.

Total Risk-Based Capital was 13.24%, compared to 13.09% and 12.97% at June 30, 2017, and December 31, 2016, respectively.

Credit Quality

Non-performing loans were $12.6 million at September 30, and June 30, 2017, and $6.3 million at December 31, 2016. The increase from December 31, 2016, was primarily the result of the second quarter of 2017 internal downgrade of two commercial credit relationships with unpaid principal balances totaling $5.6 million.

The provision for loan losses for the quarter was $2.8 million, a decrease of $1.0 million from the second quarter of 2017 and an increase of $841 thousand from the third quarter of 2016. The higher provision in the second quarter of 2017 was primarily attributable to the downgrade of one commercial credit relationship. The downgrade necessitated a provision and increase in allowance for loan losses of approximately $925 thousand. The increase in provision from the third quarter of 2016 is primarily attributable to growth in the total loan portfolio.

The ratio of annualized net charge-offs to total average loans was 0.25% in the current quarter, compared to 0.29% in the prior quarter and 0.20% in the third quarter of 2016.

The ratio of non-performing loans to total loans was 0.48% at September 30, 2017, compared to 0.50% at June 30, 2017, and 0.27% at December 31, 2016.

The ratio of allowance for loans losses to total loans was 1.31% at September 30, 2017, 1.32% at June 30, 2017, and 1.32% at December 31, 2016.

The ratio of allowance for loan losses to non-performing loans was 273% at September 30, 2017, 263% at June 30, 2017, and 489% at December 31, 2016.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible common equity and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2017			2016
	September 30,	June 30,	March 31,	December 31,	September 30,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$97,838	$84,537	$149,699	$71,277	$110,721
Investment securities:
Available for sale	551,491	540,575	540,406	539,926		559,495
Held-to-maturity	538,332	533,471	545,381	543,338		528,708

Total investment securities	1,089,823	1,074,046	1,085,787	1,083,264	1,088,203
Loans held for sale	2,407	1,864	2,097	1,050		844
Loans:
Commercial business	419,415	398,343	375,518	349,547		350,588
Commercial mortgage	757,987	724,064	675,007	670,058		636,338
Residential real estate loans	446,044	432,053	428,171	427,937		425,882
Residential real estate lines	117,621	118,611	120,874	122,555		123,663
Consumer indirect	857,528	826,708	786,120	752,421		729,644
Other consumer	17,640	17,093	16,937	17,643		17,879

Total loans	2,616,235	2,516,872	2,402,627	2,340,161	2,283,994
Allowance for loan losses	34,347	33,159	31,081	30,934		29,350

Total loans, net	2,581,888	2,483,713	2,371,546	2,309,227	2,254,644
Total interest-earning assets	3,708,385	3,593,106	3,523,613	3,428,541	3,357,609
Goodwill and other intangible assets, net	74,997	73,477	75,343	75,640		75,943
Total assets	4,021,591	3,891,538	3,859,865	3,710,340	3,687,365
Deposits:
Noninterest-bearing demand	710,865	677,124	666,332	677,076		657,624
Interest-bearing demand	656,703	631,451	698,962	581,436		629,413
Savings and money market	1,050,487	999,125	1,069,901	1,034,194	1,052,224
Time deposits	863,453	824,786	734,464	702,516		724,096

Total deposits	3,281,508	3,132,486	3,169,659	2,995,222	3,063,357
Short-term borrowings	310,800	347,500	303,300	331,500		230,200
Long-term borrowings, net	39,114	39,096	39,078	39,061		39,043
Total interest-bearing liabilities	2,920,557	2,841,958	2,845,705	2,688,707	2,674,976
Shareholders’ equity	366,002	347,641	325,688	320,054		326,271
Common shareholders’ equity	348,668	330,301	308,348	302,714		308,931
Tangible common equity (1)	273,671	256,824	233,005	227,074		232,988
Unrealized gain (loss) on investment securities,
net of tax	$17	$(232)	$(1,938)	$(2,530)		$9,444
Common shares outstanding	15,626	15,127	14,536	14,538		14,528
Treasury shares	136	137	156	154		164
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	7.91%	7.70%	7.30%		7.36%	7.39%
Common equity Tier 1 ratio	10.09%	9.86%	9.46%		9.59%	9.58%
Tier 1 risk-based capital	10.69%	10.48%	10.11%		10.26%	10.27%
Total risk-based capital	13.24%	13.09%	12.75%		12.97%	12.98%
Common equity to assets	8.67%	8.49%	7.99%		8.16%	8.38%
Tangible common equity to tangible assets (1)	6.93%	6.73%	6.16%		6.25%	6.45%
Common book value per share	$22.31	$21.84	$21.21		$20.82	$21.26
Tangible common book value per share (1)	$17.51	$16.98	$16.03		$15.62	$16.04
Stock price (Nasdaq: FISI):
High	$31.15	$35.35	$35.40		$34.55	$27.63
Low	$25.65	$29.09	$30.50		$25.98	$25.16
Close	$28.80	$29.80	$32.95		$34.20	$27.11

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine months ended		2017			2016
	September 30,		Third	Second	First	Fourth	Third
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$95,343	$85,241	$33,396	$31,409	$30,538	$29,990	$29,360
Interest expense	12,488	9,273	4,958	3,987	3,543	3,268	3,310

Net interest income	82,855	75,968	28,438	27,422	26,995	26,722	26,050
Provision for loan losses	9,415	6,281	2,802	3,832	2,781	3,357	1,961

Net interest income after provision
for loan losses	73,440	69,687	25,636	23,590	24,214	23,365	24,089

Noninterest income:
Service charges on deposits	5,486	5,392	1,901	1,840	1,745	1,888	1,913
Insurance income	4,052	4,262	1,488	1,133	1,431	1,134	1,407
ATM and debit card	4,230	4,187	1,445	1,456	1,329	1,500	1,441
Investment advisory	4,357	3,934	1,497	1,429	1,431	1,274	1,326
Company owned life insurance	1,367	2,340	449	473	445	468	486
Investments in limited partnerships	91	253	(14)	135	(30)	47	161
Loan servicing	348	332	105	123	120	104	104
Net gain on sale of loans held for sale	270	202	150	72	48	38	46
Net gain on investment securities	600	2,426	184	210	206	269	426
Net gain (loss) on other assets	25	285	21	6	(2)	28	199
Contingent consideration liability adjustment	1,200	—	—	1,200	—	1,170	—
Other	3,717	3,059	1,348	1,256	1,113	1,168	1,030

Total noninterest income	25,743	26,672	8,574	9,333	7,836	9,088	8,539

Noninterest expense:
Salaries and employee benefits	35,703	33,757	12,348	11,986	11,369	11,458	11,325
Occupancy and equipment	12,235	10,906	4,087	4,184	3,964	3,623	3,617
Professional services	3,741	5,236	1,313	1,229	1,199	948	956
Computer and data processing	3,691	3,335	1,208	1,312	1,171	1,116	1,089
Supplies and postage	1,496	1,548	492	467	537	499	490
FDIC assessments	1,366	1,283	440	469	457	452	406
Advertising and promotions	939	1,259	188	473	278	436	302
Amortization of intangibles	876	946	288	291	297	303	309
Goodwill impairment	1,575	—	—	1,575	—	—	—
Other	5,728	5,686	2,103	1,955	1,670	1,880	2,124

Total noninterest expense	67,350	63,956	22,467	23,941	20,942	20,715	20,618

Income before income taxes	31,833	32,403	11,743	8,982	11,108	11,738	12,010
Income tax expense	9,365	9,165	3,464	2,736	3,165	3,045	3,541

Net income	22,468	23,238	8,279	6,246	7,943	8,693	8,469

Preferred stock dividends	1,097	1,097	366	366	365	365	366

Net income available to common shareholders	$21,371	$22,141	$7,913	$5,880	$7,578	$8,328	$8,103

FINANCIAL RATIOS:
Earnings per share – basic	$1.44	$1.53	$0.52	$0.40	$0.52	$0.58	$0.56
Earnings per share – diluted	$1.44	$1.53	$0.52	$0.40	$0.52	$0.57	$0.56
Cash dividends declared on common stock	$0.63	$0.60	$0.21	$0.21	$0.21	$0.21	$0.20
Common dividend payout ratio	43.75%	39.22%	40.38%	52.50%	40.38%	36.21%	35.71%
Dividend yield (annualized)	2.92%	2.96%	2.89%	2.83%	2.58%	2.44%	2.93%
Return on average assets	0.78%	0.89%	0.83%	0.65%	0.86%	0.94%	0.94%
Return on average equity	8.84%	9.78%	9.17%	7.44%	9.94%	10.68%	10.34%
Return on average common equity	8.86%	9.86%	9.21%	7.38%	10.02%	10.81%	10.45%
Return on average tangible common equity (1)	11.54%	13.21%	11.76%	9.65%	13.30%	14.37%	13.87%
Efficiency ratio (2)	61.01%	62.35%	59.75%	64.10%	59.09%	56.99%	58.99%
Effective tax rate	29.4%	28.3%	29.5%	30.5%	28.5%	25.9%	29.5%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine months ended		2017			2016
	September 30,		Third	Second	First	Fourth	Third
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$8,869	$129	$-	$16,639	$10,078	$12,011	$1
Investment securities (1)	1,090,725	1,057,272	1,096,374	1,085,670	1,090,063	1,080,941	1,068,866
Loans:
Commercial business	385,025	332,985	405,308	385,938	363,367	347,496	352,696
Commercial mortgage	710,690	604,577	752,634	700,010	678,613	659,713	625,003
Residential real estate loans	432,838	397,327	438,436	430,237	429,746	425,687	417,854
Residential real estate lines	119,493	125,273	117,597	119,333	121,594	122,734	123,312
Consumer indirect	804,051	691,343	841,081	802,379	767,887	741,598	711,948
Other consumer	16,941	17,678	17,184	16,680	16,956	17,448	17,548

Total loans	2,469,038	2,169,183	2,572,240	2,454,577	2,378,163	2,314,676	2,248,361
Total interest-earning assets	3,568,632	3,226,584	3,668,614	3,556,886	3,478,304	3,407,628	3,317,228
Goodwill and other intangible assets, net	74,802	76,291	73,960	74,954	75,508	75,807	76,116
Total assets	3,851,590	3,502,628	3,951,002	3,847,137	3,754,470	3,679,569	3,593,672
Interest-bearing liabilities:
Interest-bearing demand	632,596	566,419	612,401	651,485	634,141	604,717	547,545
Savings and money market	1,027,927	988,224	998,769	1,054,997	1,030,363	1,076,884	981,207
Time deposits	780,374	693,153	855,371	762,874	721,404	711,061	722,098
Short-term borrowings	345,637	250,329	385,512	323,562	327,195	244,796	315,122
Long-term borrowings, net	39,085	39,015	39,103	39,085	39,067	39,050	39,032

Total interest-bearing liabilities	2,825,619	2,537,140	2,891,156	2,832,003	2,752,170	2,676,508	2,605,004
Noninterest-bearing demand deposits	665,221	626,018	679,303	658,926	657,190	655,445	638,417
Total deposits	3,106,118	2,873,814	3,145,844	3,128,282	3,043,098	3,048,107	2,889,267
Total liabilities	3,511,794	3,185,190	3,592,685	3,510,410	3,430,504	3,355,894	3,267,808
Shareholders’ equity	339,796	317,438	358,317	336,727	323,966	323,675	325,864
Common equity	322,457	300,098	340,981	319,387	306,626	306,335	308,524
Tangible common equity (2)	$247,655	$223,807	$267,021	$244,433	$231,118	$230,528	$232,408
Common shares outstanding:
Basic	14,806	14,429	15,268	14,664	14,479	14,459	14,456
Diluted	14,847	14,485	15,302	14,702	14,528	14,511	14,500
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.46%	2.47%	2.45%	2.47%	2.46%	2.41%	2.44%
Loans	4.20%	4.19%	4.24%	4.16%	4.19%	4.17%	4.18%
Total interest-earning assets	3.66%	3.62%	3.71%	3.63%	3.64%	3.60%	3.62%
Interest-bearing demand	0.14%	0.15%	0.14%	0.14%	0.14%	0.14%	0.15%
Savings and money market	0.14%	0.13%	0.15%	0.14%	0.13%	0.13%	0.14%
Time deposits	1.04%	0.89%	1.15%	1.01%	0.95%	0.93%	0.91%
Short-term borrowings	1.09%	0.63%	1.29%	1.08%	0.86%	0.70%	0.63%
Long-term borrowings, net	6.32%	6.33%	6.32%	6.32%	6.32%	6.33%	6.33%
Total interest-bearing liabilities	0.59%	0.49%	0.68%	0.56%	0.52%	0.49%	0.51%
Net interest spread	3.07%	3.13%	3.03%	3.07%	3.12%	3.11%	3.11%
Net interest margin	3.19%	3.24%	3.17%	3.18%	3.23%	3.22%	3.23%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine months ended		2017			2016
	September 30,		Third	Second	First	Fourth	Third
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$30,934	$27,085	$33,159	$31,081	$30,934	$29,350	$28,525
Net loan charge-offs (recoveries):
Commercial business	1,576	444	44	568	964	52	(31)
Commercial mortgage	(247)	128	(5)	(38)	(204)	212	127
Residential real estate loans	213	116	161	78	(26)	(1)	61
Residential real estate lines	6	48	19	(46)	33	41	4
Consumer indirect	4,084	3,128	1,244	1,082	1,758	1,361	896
Other consumer	370	152	151	110	109	108	79

Total net charge-offs	6,002	4,016	1,614	1,754	2,634	1,773	1,136
Provision for loan losses	9,415	6,281	2,802	3,832	2,781	3,357	1,961

Ending balance	$34,347	$29,350	$34,347	$33,159	$31,081	$30,934	$29,350

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	0.55%	0.18%	0.04%	0.59%	1.08%	0.06%	-0.03%
Commercial mortgage	-0.05%	0.03%	-0.00%	-0.02%	-0.12%	0.13%	0.08%
Residential real estate loans	0.07%	0.04%	0.15%	0.07%	-0.02%	-0.00%	0.06%
Residential real estate lines	0.01%	0.05%	0.06%	-0.15%	0.11%	0.13%	0.01%
Consumer indirect	0.68%	0.60%	0.59%	0.54%	0.93%	0.73%	0.50%
Other consumer	2.92%	1.15%	3.49%	2.65%	2.61%	2.46%	1.79%
Total loans	0.33%	0.25%	0.25%	0.29%	0.45%	0.30%	0.20%
Supplemental information (1)
Non-performing loans:
Commercial business	$7,182	$2,157	$7,182	$7,312	$3,753	$2,151	$2,157
Commercial mortgage	2,539	1,345	2,539	2,189	1,267	1,025	1,345
Residential real estate loans	1,263	1,239	1,263	1,579	1,601	1,236	1,239
Residential real estate lines	325	274	325	379	336	372	274
Consumer indirect	1,250	1,077	1,250	1,149	1,040	1,526	1,077
Other consumer	26	9	26	22	23	16	9

Total non-performing loans	12,585	6,101	12,585	12,630	8,020	6,326	6,101
Foreclosed assets	281	294	281	154	58	107	294

Total non-performing assets	$12,866	$6,395	$12,866	$12,784	$8,078	$6,433	$6,395

Total non-performing loans to total loans	0.48%	0.27%	0.48%	0.50%	0.33%	0.27%	0.27%
Total non-performing assets to total assets	0.32%	0.17%	0.32%	0.33%	0.21%	0.17%	0.17%
Allowance for loan losses to total loans	1.31%	1.29%	1.31%	1.32%	1.29%	1.32%	1.29%
Allowance for loan losses
to non-performing loans	273%	481%	273%	263%	388%	489%	481%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine months ended		2017				2016
	September 30,		Third	Second	First	Fourth	Third
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,021,591	$3,891,538	$3,859,865	$3,710,340	$3,687,365
Less: Goodwill and other intangible
assets, net			74,997	73,477	75,343	75,640	75,943

Tangible assets			$3,946,594	$3,818,061	$3,784,522	$3,634,700	$3,611,422

Ending tangible common
equity:
Common shareholders’ equity			$348,668	$330,301	$308,348	$302,714	$308,931
Less: Goodwill and other intangible
assets, net			74,997	73,477	75,343	75,640	75,943

Tangible common equity			$273,671	$256,824	$233,005	$227,074	$232,988

Tangible common equity to tangible assets (1)			6.93%	6.73%	6.16%	6.25%	6.45%
Common shares outstanding			15,626	15,127	14,536	14,538	14,528
Tangible common book value per
share (2)			$17.51	$16.98	$16.03	$15.62	$16.04
Average tangible assets:
Average assets	$3,851,590	$3,502,628	$3,951,002	$3,847,137	$3,754,470	$3,679,569	$3,593,672
Less: Average goodwill and other
intangible assets, net	74,802	76,291	73,960	74,954	75,508	75,807	76,116

Average tangible assets	$3,776,788	$3,426,337	$3,877,042	$3,772,183	$3,678,962	$3,603,762	$3,517,556

Average tangible common
equity:
Average common equity	$322,457	$300,098	$340,981	$319,387	$306,626	$306,335	$308,524
Less: Average goodwill and other
intangible assets, net	74,802	76,291	73,960	74,954	75,508	75,807	76,116

Average tangible common equity	$247,655	$223,807	$267,021	$244,433	$231,118	$230,528	$232,408

Net income available to
common shareholders	$21,371	$22,141	$7,913	$5,880	$7,578	$8,328	$8,103
Return on average tangible
common equity (3)	11.54%	13.21%	11.76%	9.65%	13.30%	14.37%	13.87%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.